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                                                                    Exhibit 99.1

PR Agency Contact:                     Company Press Contact:
Laura Nelson                           Susan Carroll, Esq.
Stauch Vetromile & Mitchell            eBusiness Technologies
Providence, RI                         Providence, RI
401/438-0614                           401/752-4617
laura@svmmarcom.com                    scarroll@ebt.com
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For Immediate Release
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              Inso Corporation Sells Information Exchange Division

PROVIDENCE, RI, July 10, 2000--Inso Corporation (NASDAQ: INSO) today announced that it has sold the Company's Information Exchange division (IED) to IntraNet Solutions, Inc. (NASDAQ: INRS) for approximately $55 million in cash. The exact net cash proceeds to the Company and net gain from the transaction will not be finalized until both parties have agreed to the post-closing balance sheet for IED. However, based upon the Company's preliminary post-closing balance sheet for IED, estimated transaction-related costs and income taxes, the Company's net cash proceeds are expected to approximate $48 million, and the Company's net gain from the transaction is expected to be approximately $38 million.

"In April of this year, when we decided to focus the Company's resources exclusively on our eBusiness Technologies ("eBT") division, we established three principal objectives that were necessary to achieve that goal," said Stephen O. Jaeger, Chairman of the Company's Board of Directors. "In addition to the sale of IED, corporate overhead was targeted for significant reductions, and the Company's corporate and business operations were to be relocated to our Providence facility. With the sale today of IED, these objectives have been successfully completed, resulting in a Company that is completely focused on the significant market that the eBT products serve, and with a very strong balance sheet."

Jaeger continued, "We thank our colleagues at IED for their significant contributions over the past five years. IntraNet Solutions is clearly committed to advancing the division's technology and we expect IED's customers, partners and employees will benefit from this transaction."

                                    - more -

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About Inso Corporation

Inso Corporation (NASDAQ: INSO), through its eBusiness Technologies division, develops and markets industry-leading products, services and best practices for delivering sophisticated business-to-business and business-to-consumer applications via the Web. Leveraging over five years of XML expertise, eBusiness Technologies' products are the most comprehensive and proven solutions for robust workflow and content management for e-business and eCommerce sites. eBusiness Technologies powers a growing list of global customers including 3Com Corporation, AT&T, Quantum Corporation, GTE, DirecTV, Cisco Systems and UUNet. Headquartered in Providence, Rhode Island, eBusiness Technologies has offices located throughout the United States and Europe. For more information, visit www.ebt.com.

This release contains forward-looking statements with respect to Inso's proceeds from transactions, cash flows, working capital and future directions. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2000, the Company's Form 10-Q for the quarter ended April 30, 2000 and the Company's other filings with the SEC from time to time, for a description of certain factors which may cause the Company's actual results to differ materially from those forecasted or projected in such forward-looking statements. Additionally, factors that may cause the Company's actual results to differ materially from historical or projected results include the following: competitive pressures including price pressures; inability to continue to expand through acquisition; increased reliance on indirect and distribution channels; market acceptance of new products; increased reliance on the competitive and dynamic web publishing market segment; and adverse economic changes in the markets in which the Company does business.

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Inso and the Inso logo are trademarks or registered trademarks of Inso
Corporation in the United States and/or other countries.